Exhibit 23.1

Consent of Independent Auditors (Ernst & Young LLP)

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Broadcom Corporation for the registration of Debt Securities, Preferred stock and Class A common stock and to the incorporation by reference therein of our reports dated January 23, 2003 (except Notes 11 and 14, as to which the date is March 27, 2003), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
February 19, 2004